Exhibit 99-B.4.16 --FORM OF-- ING Life Insurance and Annuity Company ENDORSEMENT For Installment Pay Premiums
This Contract and the Certificate are endorsed as follows.

The first paragraph of the section entitled Transfers from the Fixed Plus Account is deleted and replaced with the following:

The percentage shown on Contract Schedule I under Fixed Plus Account Annual Transfer Limit is waived when there is no competing investment option available under the Contract.

A competing investment option is any Investment Option under the Contract which:

(a) Provides a direct or indirect investment performance guarantee;

(b) Is, or may be, invested primarily in assets other than common or preferred stock;

(c) Is, or may be, invested primarily in financial vehicles (such as mutual funds, trusts or insurance contracts) which are invested primarily in assets other than common or preferred stock; or

(d) Is available through a self-directed brokerage arrangement.

Investment Options that no longer accept contributions or transfers are not considered to be competing investment options.

This Endorsement is effective and made part of the Contract and Certificate on [August 1, 2003].
/S/ Keith Gubbay
President ING Life Insurance and Annuity Company

E-AFT-M (08/03)